UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 13, 2014

(Date of Report (Date of Earliest Event Reported))

United Bancorp, Inc.

(Exact name of registrant as specified in charter)

Michigan	0-16640	38-2606280
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

2723 S. State Street, Ann Arbor, MI 48104

(Address of principal executive offices)

(734) 214-3700

(Registrant’s telephone number including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

In connection with the pending merger of United Bancorp, Inc. ("United") with and into Old National Bancorp ("Old National"), on January 17, 2014, a putative class action complaint was filed in the Circuit Court for Washtenaw County, Michigan, Business Division, by an individual purporting to be a shareholder of United. The action is styled Paul Parshall v. United Bancorp, Inc., et al., Case No. 14-39-CZ. The complaint alleges that the directors of United breached their fiduciary duties to United’s shareholders in connection with the merger by approving a transaction pursuant to an allegedly inadequate process that undervalues United and includes preclusive deal protection provisions; and that United and Old National allegedly aided and abetted the United directors in breaching their duties to United’s shareholders. The defendants, which include all of the directors of United, United, United's subsidiary bank, United Bank & Trust, Old National and Old National's subsidiary bank, Old National Bank, deny the allegations in the complaint.

On May 13, 2014, the plaintiff and defendants entered into a memorandum of understanding (the “MOU”) setting forth their agreement in principle to settle the litigation. The MOU, among other things, provides that: (a) the defendants will amend the proxy statement and prospectus included in Old National's Form S-4 Registration Statement (Registration No. 333-193868) to include agreed upon supplemental disclosures; (b) the stipulation of settlement will include an injunction against proceedings in connection with the complaint and any additional complaints concerning claims that will be covered by the stipulation of settlement; (c) the stipulation of settlement will include a release on behalf of the plaintiff, along with other members of the class of United shareholders certified for purposes of the stipulation of settlement, in favor of the defendants and their related parties from any claims that arise from or are related to the merger; (d) the plaintiff will have a 30-day period to conduct confirmatory discovery to confirm the fairness, reasonableness and adequacy of the stipulation of settlement; and (e) the defendants have agreed to pay the plaintiff’s attorneys’ fees and expenses as awarded by the court, subject to court approval of the stipulation of settlement and the consummation of the merger.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Bancorp, Inc. (Registrant)
By:

Date: May 15, 2014	/s/ Randal J. Rabe
Randal J. Rabe Executive Vice President and Chief Financial Officer